State of Utah

DEPARTMENT OF COMMERCE

Division of Corporations & Commercial Code

Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 913097-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1.	The name of the corporation is: Xinyinhai Technology, Ltd.
2.	The date the following amendment was adopted: July 3, 2019.
3.	If changing the corporation name, the new name of the corporation is:

HYB Holding Corp.

4.	The text of each amendment adopted (include attachment if additional space needed):

The Articles of Incorporation of the Corporation are hereby amended by deleting ARTICLE I AND ARTICLE IV and substituting the following in lieu thereof:

(See attachment)

5.	If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6.	Indicate the manner in which the amendment(s) was adopted (mark only one):

□ Adopted by Incorporators or Board of Directors - Shareholder action not required.

☒ Adopted by Shareholders - Number of votes cast for amendment was sufficient for approval.

7.	Delayed effective date (if not to be effective upon filing) (MM-DD-YYYY not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: /s/ Robert Brantl

Title: President

Date: 07/03/2019

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Entity Number: 913097-0142

Corporation: Xinyinhai Technology, Ltd.

ATTACHMENT TO ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION (PROFIT)

Item 4 of the Articles of Incorporation to Articles of Incorporation (Profit) is completed as follows:

ARTICLE I- CORPORATE NAME

The name of the Corporation is HYB Holding Corp.

ARTICLE IV - AUTHORIZED SHARES

The aggregate number of shares the Corporation shall have authority to issue is TWO HUNDRED MILLION (200,000,000) shares, par value of $0.001 per share. All stock of the Corporation shall be common and of the same class with the same rights and preferences. Any stock of the Corporation which is fully paid shall not be subject to further call or assessment for any purpose.

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